EXHIBIT (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 14, 2013, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated March 8, 2013, relating to the financial statements and financial highlights of New York Life Insurance and Annuity Corporation Variable Annuity Separate Account-IV, which appear in such Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 16, 2013